EXHIBIT 10.7
FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on February 28, 2024 (the “Effective Date”) by and between Mallinckrodt Pharmaceuticals Ireland Ltd., an Irish limited liability company, or any successor thereto (the “Company”), and Paul O’Neill (the “Executive”) (collectively referred to as “Parties” or individually referred to as a “Party”).
WHEREAS, the Executive was previously party to an Employment Agreement, dated January 18, 2023, by and between the Company and the Executive, as subsequently amended on March 9, 2023 (the “Prior Agreement”), pursuant to which the Executive was employed as the Senior Vice President, Quality and Operations Brands, of the Company ;
WHEREAS, the Company and the Executive desire to enter into this Agreement, which shall supersede the Prior Agreement in its entirety as of the Effective Date, except that the Company will pay the Executive the remainder of his sign-on bonus as stated in his Prior Agreement, to set forth the rights and obligations of the Parties hereto in respect of the Executive’s continued employment with the Company and, in connection therewith but for no remuneration, of Mallinckrodt plc, a public company with limited liability incorporated in Ireland (“Mallinckrodt” and, collectively with the Company and their respective subsidiaries and affiliates, the “Company Group”);
WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and
WHEREAS, the Company desires to be assured that the confidential information and good will of the Company Group will be preserved for the exclusive benefit of the Company Group.
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
Section 4.1    Effective Date; Employment; Position and Location. The Company hereby agrees to employ the Executive, effective as of the Effective Date, as the EVP, Operations and Quality (Specialty Brands), of the Company and, in connection therewith but for no remuneration, of Mallinckrodt, and the Executive hereby accepts such continued employment under and subject to the terms and conditions hereinafter set forth. The Executive shall perform the Executive’s services principally in Dublin, Ireland. The Executive acknowledges that the Executive may be required to travel in connection with the performance of the Executive’s duties.
Section 4.2    Term of Employment. The Executive’s employment with the Company commenced on 27 March 2023 and shall end on the last day of employment upon termination by either party, as set forth herein.
Section 4.3    Duties. The Executive shall perform services in a manner consistent with the Executive’s position as EVP, Operations and Quality (Specialty Brands), subject to the general supervision and direction of the Chief Executive Officer of the Company Group (the “CEO”). The Executive shall report solely and directly to the CEO. The Executive will be required to work such hours as are necessary to perform their functions and duties under this Agreement to the satisfaction of the Company and will be expected, at a minimum, to work the Company’s normal working hours. It is agreed that the Executive is a person who determines their own working time and therefore Part 2 of the Organisation of Working Time Act 1997 will not apply to the employment. The Executive hereby agrees to devote substantially all of the Executive’s business time, skill, attention, and reasonable best efforts to the faithful performance of such duties and to the promotion of the business and affairs of the Company Group during the Executive’s employment with the Company. Notwithstanding the foregoing, the Executive may (a) serve on the boards of trade associations and charitable organizations and, subject to Board (as defined below) approval, one private commercial entity so long as such entity is not engaged in a Competing Business (as defined below), (b) engage in charitable and educational activities and community affairs, and (c) manage the Executive’s personal investments and affairs, in each case, subject to compliance with this Agreement (including, without limitation, Sections 8 and 9 hereof) and provided that such activities do not materially interfere with the Executive’s performance of the Executive’s duties and responsibilities hereunder.
Section 4.4    Base Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary at the rate of four hundred two thousand five hundred euros (€402,500) per calendar year (the “Base Salary”), payable at the end of the month (subject to all statutory and agreed deductions) by credit transfer to a nominated bank account. The Exectuvie is entitled to request a written statement of their average hourly rate of pay in any month under section 23 of the National Minimum Wage Acts 2000 and 2015.
Section 4.5    Base Salary Review. The Base Salary shall be subject to review and increase (but may not decrease, unless the reduction in Base Salary is (a) part of a program approved by the Board of Directors of Mallinckrodt (the “Board”) or its delegate, the Human Resources and Compensation Committee (collectively, the “Committee”) that affects all executive officers on a consistent basis and (b) no greater than 10% in the aggregate) by the Committee in its sole discretion. and the Executive by entering this Agreement irrevocably consents to same. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary, unless otherwise specifically set forth herein.
Section 4.6    Statutory Deductions. All payments made to the Executive which are expressly provided for in this Agreement or otherwise to which the Executive is entitled to receive in connection with the employment, will be subject to statutory deductions. The provision of all benefits pursuant to the provision of this Agreement will be subject to benefit-in- kind tax or income tax/pay related social insurance (“PRSI”)/universal social charge (as appropriate). The Company will make the appropriate returns and deductions in respect of same. Employer’s PRSI contributions will be collected by the Irish Revenue Commissioners and a record of the contributions will be retained for the Department of Social Protection.
Section 5.Additional Benefits. In addition to the Base Salary, the Executive shall be entitled to the following additional benefits:
Section 5.1Annual Short-Term Management Incentive Plan. The Executive shall be eligible to participate in an annual short-term management incentive plan established by the Committee (the “STIP”) pursuant to which the Executive will have the opportunity to earn a cash incentive bonus in respect of each year of employment (the “Annual Bonus”), subject to terms established by the Committee from time to time. The Executive’s Annual Bonus target shall be 75% of the Base Salary (the “Target Bonus”) and the Executive can earn an Annual Bonus of up to 150% of the Base Salary (prorated for any partial year of employment), respectively. The actual Annual Bonus earned by the Executive in respect of a given year, if any, shall be based on performance metrics to be determined by the Committee, in its sole discretion. The Committee shall determine whether the Executive has met or exceeded the performance metrics in any given year with regard to determining the amount of the Executive’s Annual Bonus. For the avoidance of doubt, except as provided in Sections 7.01 through 7.04, the Executive’s participation in the STIP and the Executive’s right to earn any cash bonus thereunder shall be subject to the same terms and conditions established by the Committee for other executive officers of the Company. The Annual Bonus shall be paid to the Executive in accordance with the STIP and at the same time other executive annual bonuses under the STIP are paid.
Section 5.2Long-Term Incentives.
(a)Transaction Incentive Plan. The Executive shall participate in the Transaction Incentive Plan to be adopted by the Board (the “Transaction Incentive Plan”) pursuant to which, in connection with the closing of certain asset sales of Mallinckrodt (each, a “Qualifying Asset Sale”), the Executive and certain other members of management will have the opportunity to earn and be paid cash incentive bonuses equal to a percentage of the net proceeds received in connection with such Qualifying Asset Sale (each, a “Transaction Bonus”) in accordance with the terms of the Transaction Incentive Plan.
(b)Equity Grant. As soon as reasonably practicable following the Effective Date, the Executive shall be granted a one-time equity award (the “Initial Grant” or “Initial Award”) under Mallinckrodt’s 2024 Stock and Incentive Plan as adopted by the Board (the “MIP”) covering 0.8% of the fully-diluted shares of Mallinckrodt, excluding the Opioid CVRs which would dilute all shareholders equally. One-third of the Initial Grant shall consist of restricted stock units (“RSUs”) that will vest ratably on each of the first three (3) anniversaries of January 1, 2024 and the remaining two-thirds of the Initial Grant shall consist of performance stock units (“PSUs”) that will cliff vest following the performance period which began on December 30, 2023 and ends on December 25, 2026 as outlined in the applicable award agreement (the “Performance Period”), with 50% vesting based on Mallinckrodt’s attainment of certain realized value targets and 50% vesting based on Mallinckrodt’s attainment of aggregate adjusted operating cash flow targets during the Performance Period. The terms and conditions applicable to the Initial Grant shall be consistent with those applicable to RSUs and PSUs issued under the MIP, except as otherwise set forth herein. Notwithstanding anything set forth in the MIP, “Cause”, “Change in Control Termination”, “Disability”, “Good Reason”, “Early Retirement” and “Normal Retirement” shall have the meanings set forth herein, to the extent they differ from the definitions set forth in the MIP, with respect to the Initial Grant and any other awards that may be granted to Executive under the MIP.
(c)The Transaction Incentive Plan and the Initial Award shall be the Executive’s long-term incentives with respect to the 2024, 2025 and 2026 fiscal years of the Company. For periods following the 2026 fiscal year, the Executive shall be eligible to participate in such long-term incentive arrangements as the Board shall establish for the executives of the Company, based on then-current market data and taking into account such corporate and individual performance objectives, all as may be determined by the Board in its good faith discretion in consultation with the Executive.
Section 5.3Benefits. The Executive shall be entitled to participate in the Company’s health, welfare, and other benefit plans and programs, including vacation, that are in effect from time to time; provided, that such plans may be amended, modified, or terminated at any time by the Company in its sole discretion. The Executive will be entitled to sick pay in accordance with the Company’s sick pay policy For the avoidance of doubt, the Executive is not entitled to any employment benefits under the law of any jurisdiction other than Ireland, or to the protection of employment legislation and/or employment legislation of any jurisdiction other than Ireland as the Executive is not an employee of any member of the Company Group other than the Company. Subject at all times to the foregoing the Executive’s current benefits are: annual leave 26 days’ per annum), car allowance (€2,150 (gross, per month), dental (currently DeCare) and healthcare (currently Laya) insurance and defined contribution pension scheme contributions (currently 10% employer and 5% employee). As the Executive has reached his maximum pension the employer contribution is being redirected as additional salary.
Section 5.4Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable, necessary, and documented expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, upon presentation of proper receipts or other proof of expenditure. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Committee may establish from time to time. Except to the extent specifically provided, however, the Executive shall not use Company funds for non-business, non-Company related matters or for personal matters.
Section 5.5Indemnification and D&O Insurance. The Company shall provide Executive with indemnification and liability insurance coverage to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ organizational documents, including, if applicable, any directors’ and officers’ insurance policies, with such indemnification to be on terms determined by the Committee or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
Section 5.6Compensation. The Executive agrees and acknowledges that (i) the Executive is employed solely by the Company and not by any member of the Company Group; (ii) the Executive’s compensation is paid for the services the Executive renders to the Company; and (iii) in connection with the Executive’s employment with the Company, and for no compensation, the Executive serves as the EVP, OPerations and Quality (Specialty Brands) of Mallinckrodt.
Section 6.Termination. This Agreement and the Executive’s employment hereunder shall be terminated as follows:
Section 6.1Death. This Agreement and the Executive’s employment hereunder shall automatically terminate upon the death of the Executive.
Section 6.2Disability. In the event of any physical or mental disability of the Executive rendering the Executive substantially unable to perform the Executive’s duties hereunder for a continuous period of at least 90 days or for at least 120 days out of any twelve (12)-month period after reasonable accommodation that, in any case, meets the requirements for disability benefits under the Company’s long-term disability plan if any (a “Disability”), the Executive’s employment under this Agreement shall terminate automatically. Any determination of Disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Executive and reasonably acceptable to the Board. The failure of the Executive to submit to a reasonable examination by a physician or physicians reasonably acceptable to the Board within thirty (30) day’s following the Board’s request for such an examination shall act as an estoppel to any objection by the Executive to the determination of Disability by the Board.
Section 6.3By the Company for Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time, effective upon written notice to the Executive specifying in detail the event(s) or circumstance(s) constituting Cause. For purposes hereof, the term “Cause” shall mean Executive’s (a) substantial failure or refusal to perform the lawful duties and responsibilities of the Executive’s job at a satisfactory level as required by the Company Group, other than due to Disability, (b) a material violation of any fiduciary duty or duty of loyalty owed to the Company Group, (c) conviction of a misdemeanor or an indictable offence (other than a traffic offence not carrying a custodial sentence) or felony, (d) any act(s) of fraud, embezzlement or theft against the Company Group, (e) violation of a material Company Group rule or policy, (f) unauthorized disclosure of any trade secret or confidential information of the Company Group or (g) other egregious conduct, that has or could have a serious and detrimental impact on the Company Group and its employees. The Committee, in its sole and absolute discretion, shall determine Cause.
Section 6.4By the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause effective upon the higher of statutory minimum notice or thirty (30) days’ prior written notice to the Executive.
Section 6.5By the Executive without Good Reason. The Executive may terminate this Agreement and the Executive’s employment hereunder at any time effective upon at least sixty (60) days’ prior written notice to the Company.
Section 6.6By the Executive with Good Reason. The Executive may terminate this Agreement effective upon written notice to the Company with Good Reason (as defined below). Such notice must provide a reasonably detailed explanation of the circumstances constituting Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of one of the following events: (a) the Company, without the Executive’s written consent, requires the Executive to relocate to a principal place of employment more than fifty (50) miles from the Executive’s existing place of employment, which materially increases the Executive’s commuting time; (b) the Company, without the Executive’s consent, materially reduces the Executive’s Base Salary or target annual bonus opportunity, other than a reduction of less than 10% that is made at the same time to the base salary or target annual bonus opportunity, as applicable, of all similarly situated employees; or (c) a requirement that the Executive report to any other person, position or entity other than the CEO. Notwithstanding the foregoing, in the event that the Executive provides written notice of termination with Good Reason in reliance upon this Section 6.06 (such notice to be provided within thirty (30) days of the Executive’s knowledge of the occurrence of the events or circumstances constituting Good Reason), the Company shall have the opportunity to cure such circumstances within thirty (30) business days of receipt of such notice. If the Company shall not have cured such event or events giving rise to Good Reason within thirty (30) business days after receipt of written notice from the Executive, the Executive may terminate employment with Good Reason by delivering a resignation letter to the Company within thirty (30) business days following such thirty (30) business day cure period; provided, that if the Executive has not delivered such resignation letter to the Company within such thirty (30) business day period, or has not provided written notice to the Company within thirty (30) days of the occurrence of the events or circumstances constituting Good Reason, the Executive waives the right to terminate employment with Good Reason.
Section 6.7Garden Leave. Following service of notice to terminate this Agreement by either Party or if the Executive repudiates or purports to terminate the Agreement in breach of contract, or, if the Company so decides, at any time during the Agreement, the Company may, by written notice require the Executive not to perform any services (or to perform only specified and/or limited services) for the Company (hereinafter called “Garden Leave”) until the termination of the Executive’s employment. During any period of Garden Leave the Company will be under no obligation to provide any work to the Executive, or vest any powers in the Executive, and the Executive will have no right to perform any services for the Company. During any period of Garden Leave the Executive will:
(a)continue to receive Base Salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(b)remain an employee of the Company and bound by the terms of this Agreement;
(c)not, without the prior written consent of the Company, attend any premises of the Company Group;

(d)not, without the prior written consent of the Company, for business purposes, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent distributor, shareholder, adviser or other business contact of the Company Group. For the avoidance of doubt, contact for non-business purposes is permitted; and
(e)(except during any periods taken as vacation in the usual way) ensure that the Company knows where the Executive will be and how the Executive can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company Group at specified intervals.
Section 7.Effect of Termination.
Section 7.1Death, Permanent Disability, Voluntary Termination without Good Reason, Normal Retirement or Early Retirement or Termination for Cause. Upon any termination of the Executive’s employment under this Agreement either (a) voluntarily by the Executive without Good Reason (including as a result of Normal Retirement or Early Retirement), (b) by the Company for Cause, or (c) as a result of the Executive’s death or Disability, all payments, salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, the Company shall pay or provide to the Executive or the Executive’s estate (a) all salary earned or accrued through the date the Executive’s employment is terminated, (b) reimbursement for any and all monies advanced by the Executive in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated, (c) except upon termination of the Executive’s employment by the Company for Cause, any unpaid Annual Bonus earned in a prior calendar year, based on the actual level of achievement of the applicable targets or performance as determined by the Committee at the end of such calendar year, (d) solely upon a termination of employment as a result of the Executive’s death or Permanent Disability, a Prorated Target Bonus (as defined below), and (e) all other payments and benefits to which the Executive may be entitled under any applicable law or the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused, vacation pay and benefits under any retirement plans, but excluding any bonus payments except as provided in subsections (c) and (d) of this Section 7.01 (collectively, “Accrued Benefits”), except that, for this purpose, Accrued Benefits shall not include any entitlement to severance under any Company Group severance policy generally applicable to the Company’s salaried employees. For the avoidance of doubt, all outstanding equity-based awards held by the Executive that were granted under the MIP shall be treated in accordance with the terms of the MIP, subject to any different treatment as provided for in Sections 7.02 and 7.03, if applicable.
Section 7.2Termination without Cause or Voluntary Termination with Good Reason. In the event that the Executive’s employment under this Agreement is terminated by the Company without Cause or by the Executive with Good Reason, the Company shall pay or provide to Executive as the Executive’s exclusive severance benefit right and remedy in respect of such termination, (a) the Executive’s Accrued Benefits, except that, for this purpose, Accrued Benefits shall not include entitlement to severance under any Company Group severance policy generally applicable to the Company’s salaried employees, and (b) as long as the Executive does not violate in any material respect the provisions of Section 8 and Section 9 hereof, severance pay as follows (collectively, the “Severance Benefits”):
(a)an amount equal to the product of (i) the sum of the Executive’s Base Salary and Target Bonus (in each case, not taking into account, for this and other severance provisions, reductions which would constitute Good Reason or were otherwise made in the prior six (6) months) multiplied by (ii) 1.5, net of deductions and tax withholdings, as applicable (the “Cash Severance”), payable in installments commencing on the first regular payroll date following the effective date of the Release (as defined below). The Cash Severance shall be inclusive of any statutory redundancy payment if/where applicable;
(b)an amount equal to a prorated portion (based on the number of days the Executive was employed by the Company during the calendar year in which the termination occurs) of the Target Bonus payable with respect to the year in which the termination occurs, net of deductions and tax withholdings, as applicable (the “Prorated Target Bonus”), payable in a lump sum on the first regular payroll date following the effective date of the Release;
(c)all outstanding equity-based awards held by the Executive that were granted under the MIP, including, without limitation, the Initial Award, shall be treated in accordance with the terms of the MIP and any Transaction Bonus shall be treated as set forth in the Executive’s Transaction Incentive Plan participation letter;
(d)coverage of the cost of outplacement services for the Executive at the level and outplacement agency that the Company regularly uses for such purpose for similar level executives; provided, however, that the period of outplacement shall not exceed twelve (12) months after the Executive’s termination of employment or, if earlier, the date of Executive’s death.

Section 7.3Termination without Cause or Voluntary Termination with Good Reason Upon a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason during the period beginning 120 days prior to the date of a Change in Control (as defined in the MIP) and ending twelve (12) months after the date of such Change in Control (a “Change in Control Termination”), then the Executive shall receive the Severance Benefits with the following enhancements: (a) Cash Severance will be paid in lump sum on the first payroll date following the effective date of the Release (or, if later, the Change in Control) and (b) all of the Executive’s unvested and outstanding RSUs, PSUs and other equity-based awards shall immediately vest as of the effective date of the Release (or, if later, the Change in Control). In the event of a Change in Control Termination prior to the occurrence of the Change in Control payments under this Section 7.03 shall be reduced by any payments made previously under Section 7.02 hereof.
Section 7.4Payment of Accrued Benefits. Notwithstanding anything else herein to the contrary, all Accrued Benefits to which the Executive (or the Executive’s estate or beneficiary) is entitled shall be payable in cash promptly upon the effective date of termination, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan, or program; provided, that all Accrued Benefits shall be paid no later than December 31 of the calendar year immediately following the calendar year of the Executive’s termination.
Section 7.5No Other Benefits. Except as explicitly provided in this Section 7, the Executive shall not be entitled to any compensation, severance, or other benefits from the Company Group upon or following the termination of the Executive’s employment for any reason whatsoever. Notwithstanding anything else herein to the contrary, all payments and benefits due to the Executive under this Section 7 after termination of employment which are not otherwise required by law (other than Accrued Benefits) shall be contingent upon execution by the Executive (or the Executive’s beneficiary or estate) of a general release of all claims, to the maximum extent permitted by law, against the Company Group, its affiliates, and its then current and former equity holders, directors, employees, and agents, in substantially the form attached hereto as Exhibit A (the “Release”) and such Release becoming irrevocable no later than thirty (30) days following the Executive’s termination of employment.
Section 7.6Resignation as an Officer. If the Executive’s employment with the Company terminates for any reason, the Executive will be deemed to have automatically resigned, effective as of the date of termination of the Executive’s employment with the Company, from all positions with the Company Group, unless otherwise mutually agreed by the Parties in writing, and the Executive agrees to execute any documents needed to effect the foregoing.
Section 7.7No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided pursuant to Section 7 by seeking other employment or otherwise, and the amount of any payment provided for pursuant to Section 7 shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.
Section 7.8Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein, including, without limitation, the obligations of the Executive under Sections 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under this Section 7 hereof is expressly conditioned upon the Executive’s continued performance in all material respects of Executive’s obligations under Section 8 and Section 9 hereof. The Executive recognizes that, except as expressly provided in this Section 7, no compensation is earned after termination of employment.
Section 8.Confidentiality; Assignment of Inventions.
Section 8.1Confidentiality. The Executive acknowledges that the Executive is in possession of confidential information concerning the business and operations of the Company Group, including the identity of customers and suppliers (the “Confidential Information”). The Executive agrees that the Executive shall keep all such Confidential Information strictly confidential and use such Confidential Information only for the purpose of fulfilling the Executive’s obligations hereunder and in order to perform any service to the Company Group as a director, consultant, or employee, and not for any other purpose. Notwithstanding the foregoing, Confidential Information shall not include any information that (a) has become publicly known and made generally available or is known within the Company Group’s industry through no wrongful act of the Executive or (b) is required to be disclosed by applicable laws, court order or subpoena or a governmental or regulatory agency (or similar body or entity) after, to the extent legally permitted, providing prompt written notice of such request to the Board so that the Company Group may seek an appropriate protective order or other appropriate remedy. The Executive may also disclose Confidential Information to the extent required pursuant to any legal process between the Executive and the Company Group.
Section 8.2Assignment of Inventions. The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, the Executive’s entire right, title, and interest in and to all Inventions (as defined below), together with all EU, United States and foreign rights with respect thereto, and at the Company Group’s expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions, and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions and patents and copyrights with respect thereto in the Company Group, and to assist the Company Group in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications, or copyrights. For the purposes of this Agreement, “Inventions” shall mean any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company’s premises or during or after normal working hours), while in the employ of the Company and (x) which was or is directly or indirectly related to the business of the Company Group or (y) which resulted or results from any work performed by any executive or agent thereof during the Executive’s employment with the Company.
Section 8.3Return of Documents upon Termination of Employment. All notes, letters, documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company Group, and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company Group. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control. Notwithstanding the foregoing, the Executive may retain all information, documentation and devices personal to the Executive; provided that such materials do not contain Confidential Information, and the Company will cooperate in transferring any personal information from Company devices to the Executive’s personal devices.
Section 8.4Whistleblower Acknowledgement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of US federal law or regulation, or EU or domestic law to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the US Department of Justice, the Securities and Exchange Commission, the US Congress, and any agency Inspector General, or making other disclosures that are protected under any applicable whistleblower provisions. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
Section 8.5Trade Secret Acknowledgement. Notwithstanding anything to the contrary contained herein, the Executive will not be held criminally or civilly liable under any US, EU or domestic trade secret law for any disclosure of a trade secret that is made: (a) in confidence to a US, EU or domestic government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company Group’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) takes all necessary steps within those proceedings to prevent the public disclosure of the trade secret; and (B) does not disclose the trade secret, except pursuant to court order.
Section 9.Restrictions on Activities of the Executive.
Section 9.1Acknowledgments. The Executive and the Company agree that the Executive is being employed hereunder in a key capacity with the Company and that the Company Group is engaged in a highly competitive business and that the success of the Company Group’s business in the marketplace depends upon its good will and reputation for quality and dependability. The Executive and the Company further agree that reasonable limits may be placed on the Executive’s ability to compete against the Company Group as provided herein to the extent that they protect and preserve the legitimate business interests and good will of the Company Group and are reasonable and valid in geographical and temporal scope and in all other respects. Notwithstanding anything to the contrary herein, the covenants contained in this Section 9 shall be in addition to, and not in lieu of, and shall not amend, modify, abrogate, or otherwise alter any other restrictive covenants by which the Executive is bound pursuant to any other written agreement with the Company Group.
Section 9.2Restrictions. During the Executive’s employment with the Company and during the twelve (12) month period following the date of the Executive’s termination from employment with the Company for any reason (the “Restricted Period”; provided that, with respect to clause (a), the Restricted Period shall be reduced to six (6) months following the date of the Executive’s termination from employment with the Company following June 30, 2025; and further provided that clause (a) shall not apply if Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason), the Executive shall not:
(a)directly or indirectly engage in, provide services to, have any equity interest in, or manage or operate any individual, firm, corporation, partnership, business or entity (a “Business”) (whether as director, officer, employee, principal, agent, representative, owner, partner, member, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity in any geographic location in which the Company Group engages in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that competes with any of the businesses of the Company Group or any entity owned by the Company Group (a “Competing Business”); provided that a “Competing Business” shall not include (i) hospitals or pharmacies that purchase Company Group products or similar products or (ii) retailers or wholesalers that sell Company Group products or similar products;
(b)directly or indirectly solicit or recruit, on the Executive’s own behalf or on behalf of any other Business, the services of, or hire or engage, or interfere with the Company Group’s relationship with, any individual who is an employee, independent contractor or director of the Company Group, or solicit any of the Company Group’s then-current employees, independent contractors or directors to terminate services with the Company Group;
(c)directly or indirectly, on the Executive’s own behalf or on behalf of any other Business, recruit or otherwise solicit for a Competing Business, any customer, client, distributor, vendor, supplier, licensee, licensor or other business relation of the Company Group, or encourage or induce any such Person to terminate its arrangement with the Company Group or otherwise change or interfere with its relationship with the Company Group.
Section 9.3THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS, AND ABILITIES THE EXECUTIVE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT THE EXECUTIVE, IN THE EVENT OF TERMINATION OF THE EXECUTIVE’S EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO THE EXECUTIVE WITHOUT VIOLATING ANY PROVISION OF SECTION 8 OR 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS, AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.
Section 9.4Non-Disparagement. The Executive shall not, during the term of the Executive’s employment or at any time thereafter, whether in writing or orally, malign, denigrate, or disparage the Company Group, or any current or former directors, officers, or employees of the Company Group, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Executive understands that nothing in this Agreement is intended to prevent the Executive from making truthful statements (a) in any legal proceeding or as otherwise required by law, or from reporting possible violations of US federal law or regulation or EU or domestic law to a governmental agency or entity; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing Executive’s duties during the Executive’s term of employment (e.g., performance reviews); or (e) in response to statements, references or characterizations made, directly or indirectly, by the Company Group that are misleading, disparage the Executive, or reflect negatively on the Executive. The Company Group will instruct its executives and Board members not to disparage the Executive to the same extent the Executive is restricted in this Section 9.04.
Section 10.Remedies. It is expressly understood and agreed that, notwithstanding anything to the contrary herein, in the event of any breach of the provisions of Section 8 or 9 of this Agreement, the Company Group shall have the right and remedy, without regard to any other available remedy, to (a) have the restrictive covenants set forth in Section 8 or 9 specifically enforced by any court of competent jurisdiction, (b) seek to have issued an injunction restraining any breach or threatened breach, and (c) seek any and all other remedies available to the Company Group under applicable law; it being understood that any breach of any of the restrictive covenants set forth in Section 8 or 9 could cause irreparable and material damages to the Company Group (including, for the avoidance of doubt, any loss of the proprietary advantage and trade secrets related to the identity of customers and suppliers), the amount of which cannot be readily determined and as to which the Company Group will not have any adequate remedy at law or in damages. The Executive agrees that any remedy at law for any breach by the Executive of the restrictive covenants set forth in Section 8 or 9 would be inadequate, and that the Company Group would be entitled to seek injunctive relief in such a case. If it is ever held that this restriction on the Executive is too onerous and is not necessary for the protection of the Company Group, the Executive agrees that any court of competent jurisdiction may impose such lesser restrictions that may be necessary or appropriate to properly protect the Company Group. For the avoidance of doubt, the failure in one or more instances of the Company Group to insist upon performance of any of the covenants or restrictive covenants set forth in Section 8 or 9, to exercise any right or privilege herein conferred, or the waiver by the Company Group of any breach of any of the covenants or restrictive covenants set forth in Section 8 or 9 shall not be construed as a subsequent waiver by the Company Group of any breach of any of the covenants or restrictive covenants set forth in Section 8 or 9, but the same shall continue and remain in full force and effect as if no forbearance or waiver had occurred.
Section 11.Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
Section 12.Notices. Any and all notices or other communication required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivery if personally delivered, (b) three (3) days after deposit if sent by prepaid registered post, return receipt requested, (c) one (1) day after deposit if sent by a reputable overnight courier, or (d) upon confirmation if sent by facsimile or email, addressed to the Parties at the addresses set forth below (or at such other address as any Party may specify by notice to all other Parties given as aforesaid):

If to the Company:

Mallinckrodt Pharmaceuticals Ireland Ltd.
College Business & Technology Park
Cruiserath
Blanchardstown
Dublin 15
Attention: Chief Human Resource Officer
Facsimile: 908-997-9400
with a copy to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10019 Attention: Rifka Singer
Email: rifka.singer@lw.com

If to the Executive:
at the most recent address on file for the Executive in the Company’s records or to such other address as a Party may notify the other pursuant to a notice given in accordance with this Section 12.
Section 13.Miscellaneous.
Section 13.1Amendment. This Agreement may not be amended or revised except by a writing signed by the Parties.
Section 13.2Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of any successor in interest to the Company. Neither this Agreement nor any of the rights, duties, or obligations of the Executive or the Company shall be assignable by the Executive or the Company, except with respect to a successor, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred, or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated by, nor shall it be deemed an assignment of this Agreement upon, the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm, or entity. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs, and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs, or representatives.
Section 13.3Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the other Party.
Section 13.4Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (including, without limitation, the Prior Agreement), understandings, negotiations, and discussions, whether oral or written, of the Parties, including, without limitation, any term sheet related to the subject matter hereof.
Section 13.5Withholding. The Company shall withhold from any amounts to be paid or benefits provided to the Executive hereunder any US federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
Section 13.6Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit, or describe the scope or substance of any provision of this Agreement.
Section 13.7Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic image scan (PDF)), each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
Section 13.8Governing Law; No Construction Against Drafter. This Agreement shall be construed under and enforced in accordance with the laws of the Ireland without regard to conflicts of law principles. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision. Nothing in this Agreement shall affect the governing law provisions of equity plans applicable to the Executive (including but not limited to the MIP, Transaction Incentive Plan, RSU Award Agreement, PSU Award Agreement and Transaction Incentive Plan participation letter).
Section 13.9Dispute Resolution. Any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of the Executive’s employment with the Company or the termination of that employment will be finally settled by the laws of Irealdn (unless otherwise agreed at the time). Nothing in this Agreement shall affect the dispute resolution provision of equity plans applicable to the Executive (including but not limited to the MIP, Transaction Incentive Plan, RSU Award Agreement, PSU Award Agreement and Transaction Incentive Plan participation letter.
Section 13.10Representations of Executive; Advice of Counsel.
(a)The Executive represents, warrants, and covenants that as of the Effective Date: (i) the Executive has the full right, authority, and capacity to enter into this Agreement and perform the Executive’s obligations hereunder and the Executive’s application for employment with the Company has been truthful and complete, (ii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment, or agreement to which the Executive is subject, and (iii) the Executive has disclosed to the Company all pending or closed litigations, judgments, or regulatory matters involving the Executive.
(b)Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees, or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

Section 13.11Recoupment. By executing this Agreement, the Executive acknowledges and agrees that the compensation provided under this Agreement is subject to recoupment in accordance with the terms and provisions of Mallinckrodt’s Executive Financial Recoupment Program as in effect on the Effective Date (the “Recoupment Policy”), attached hereto as Exhibit B, as such Recoupment Policy may be amended by the Board in compliance with the conditions set forth in Section 6.8 of the Recoupment Policy and the Executive hereby irrevocably consents to same.
Section 13.12No collective agreements affect the terms of the Executive’s employment with the Company

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.
MALLINCKRODT PHARMACEUTICALS IRELAND LTD
By: /s/ Bryan Reasons
Name: Bryan Reasons
Title: EVP and Chief Financial Officer

EXECUTIVE

/s/ Paul O'Neill
Paul O’Neill

[Signature Page to First Amended And Restated Employment Agreement]

Exhibit A
RELEASE OF CLAIMS (“Release”)
THIS RELEASE is made between:
1.    Mallinckrodt Pharmaceuticals Ireland Ltd., having its relevant place of business at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15 (the “Company” which expression shall, where the context so permits or requires, include the Company Group); and
2.    Paul O’Neill of [INSERT ADDRESS] (the “Executive”), (together the “Parties” and each a “Party”).
BACKGROUND:
(A)    The Parties entered into an employment agreement dated 28 February 2024 (the “Employment Agreement”);
(B)    The Executive’s employment with the Company will terminate by agreement on [DATE] (the “Termination Date”);
(C)    The Parties have entered into this Release to record and implement the terms on which they have agreed to settle any claims which the Executive has or may have in connection with the Executive’s employment and/or its termination in Ireland and/or any other jurisdiction against the Company and/or the Company Group and/or each Specified Person, whether or not those claims are, or could be, in the contemplation of the Parties at the time of signing this Release; and
(D)    The Parties intend this Release to be an effective waiver of any such claims.
IN CONSIDERATION OF THE MUTUAL COVENANTS HEREINAFTER CONTAINED, IT IS HEREBY AGREED AS FOLLOWS:
1.    Termination of Employment and Related Matters
1.1.    The Executive’s employment with the Company will terminate by agreement with effect as and from the Termination Date, on which date the Employment Agreement will terminate without further obligation on the part of the Company.
1.2    .Save as expressly provided for in this Release, the Executive acknowledges that the Executive has no entitlement to any annual leave, payment in lieu of annual leave, notice, payment in lieu of notice, bonus, commission, share options or other incentive benefit or scheme of any type or any entitlement to compensation for the loss of any rights or benefits in respect of any such incentives or schemes and all entitlement to salary and benefits will end on the Termination Date.
1.3.    [The Executive will attend work in the normal manner between the date hereof and the Termination Date] OR [The Executive will cease active employment on close of business on [DATE / the Termination Date] AND EITHER [and will go on paid garden leave from that date until the Termination Date (“Garden Leave”).] OR [and will be paid in lieu of [the unexpired part of] the Executive’s notice period.]
1.4.    The Company will pay any outstanding business expenses to the Executive in accordance with its normal expenses policy as long as a claim supported by the appropriate documentation in respect of such expenses.
1.5.    Any overpayments or payments due from the Executive to the Company on the Termination Date or otherwise (including loans and training costs that are repayable) may be deducted from any sums to be paid to the Executive under this Release.
2.    Payments upon Termination
2.1.    The Executive will receive [in the event of termination pursuant to Section 7.02, the Accrued Benefits and the Severance Benefits] OR [in the event of termination pursuant to Section 7.03, the Accrued Benefits, the Severance Benefits and the enhancements provided for in Section 7.03] in connection with the termination of the Executive’s employment (the “Termination Payments”).
    Exhibit A - 1

2.2.    The Termination Payments will be paid to the Executive by in accordance with the provisions of the Employment Agreement provided the Company receives a copy of this Release duly executed by the Executive.
3.    Taxation
The Termination Payments are subject to such tax and other deductions as the Company is required to deduct from the gross amount and remit to the Revenue Commissioners under the relevant tax and social welfare legislation.
4.    Full and Final Settlement, Release, Waiver and Discharge
The Executive confirms that the Executive accepts the terms of this Release in full and final settlement of all and any claims, rights of action, demands, complaints, grievances, disputes made and/or which may be made by the Executive or on the Executive’s behalf in any jurisdiction including Ireland against the Company and/or the Company Group and/or each Specified Person in connection with the Executive’s employment by the Company and/or the termination of such employment, whether such claims arise at common law, in tort, in equity, pursuant to contract or pursuant to statute (including but not limited to claims in Ireland pursuant to the statutes and regulations outlined in the Schedule) and/or pursuant to any other employee protection legislation or for personal injury (including any claims for alleged psychological or psychiatric personal injuries or alleged occupational stress, bullying or harassment) or otherwise howsoever arising whether such claims are, or could be, known to the Parties or in the contemplation of the Parties at the date of this Release.
5.    Additional Warranties
6.1.    As a strict condition of this Release, the Executive warrants that, at the date of this Release, the Executive has not issued any claims or proceedings against the Company and/or the Company Group and/or each Specified Person and agrees not to do so. The Executive acknowledges that the Company enters into this Release in reliance on this warranty.
6.2.    If the Executive issues or commences any claims or proceedings against the Company, the Company Group and/or each Specified Person in relation to claims accepted as settled pursuant to Clause 4, the Executive agrees to repay to the Company on demand a sum equal to the Termination Payments. The Executive agrees that in such circumstances the said sum shall be recoverable from the Executive by the Company as a debt.
6.    Pension
6.1.    The Company will request the pension scheme administrators to provide the Executive with a pension leaving service option statement.
6.2.    For the avoidance of doubt the Executive will not continue to accrue any further benefits under the Company’s pension scheme after the Termination Date, however, the provisions of Clause 4 will not prevent the Executive from bringing legal proceedings in respect of the Executive’s accrued pension rights.
7.    Statement of Employment
The Company will provide the Executive with a statement of employment outlining the Executive’s date of commencement of employment, the date of termination of employment, job title and principal duties and responsibilities.
8.    Confidentiality
The Executive confirms that the Executive will comply with the confidentiality obligations set out in Section 8 of the Employment Agreement.
9.    Non-Disparagement
The Executive will not make any statement or other comment, oral or written, touching upon or concerning the Company and/or the Company Group and/or each Specified Person and/or the Company Group’s clients, customers, suppliers or business contacts, which is intended to or might reasonably be expected to damage the reputation of or be detrimental to or otherwise critical of any of the aforementioned persons or entities including without limitation directly or indirectly and whether anonymously, by proxy or otherwise, using any social media platform.
    Exhibit A - 2

10.    Non-Disclosure
10.1.    Both Parties agree to keep the circumstances connected with the termination of the Executive’s employment and the existence, contents and details of this Release and all discussions and other correspondence on this subject strictly private and confidential to the Parties and not to disclose, communicate or otherwise make public to any Person except:
(a)    to a professional adviser who has agreed to be bound by this restriction (for the purposes of obtaining legal and tax advice);
(b)    the relevant tax authorities or any other State agencies;
(c)    in the case of the Company, as is necessary to process or implement the terms of this Release;
(d)    to the Executive’s spouse or civil partner provided such person agrees to be bound by the terms of this Clause 10; and
(e)    otherwise as may be required or expressly permitted by law.
10.2.    Nothing in this Clause 10 shall prevent the Executive from disclosing information which the Executive is entitled to disclose under the Protected Disclosures Act 2014, as amended provided that the disclosure is made in accordance with the provisions of the relevant Act.
11.    Post Termination Restrictions
The Executive confirms that the Executive will comply with the obligations contained in Section 9 of the Employment Agreement.
12.    Company Property
12.1.    Without prejudice to the Executive’s obligations contained in Section 8.03 of the Employment Agreement, the Executive will return to the Company, on or before the Termination Date, any Company property in the Executive’s possession or under the Executive’s control including but not limited to: Company laptop, mobile telephone, charging equipment, security fobs, keys, access passes, and IT remote access security fobs/passes pertaining to the business and affairs of the Company.
12.2.    At the request of the Company, the Executive will disclose to the Company all passwords to all password protected files, software and hardware and any pins or codes which have been created or protected by the Executive and which are on the Company’s or the Company Group’s computers (including laptops, tablets and other electronic devices).
12.3.    [Immediately upon the commencement of Garden Leave] OR [On or before the Termination Date], the Executive will return to the Company all intellectual property in the Executive’s possession whether in tangible or intangible form, all physical files and all records, and other data and documentation in the Executive’s possession or under the Executive’s control (whether in electronic or hard copy format) pertaining to the business and affairs of the Company.
13.    Connection with the Company
13.1.    The Executive will not represent himself as being employed by or connected in any way with the Company or the Company Group following the Termination Date. Unless otherwise expressly agreed, the Executive hereby covenants and agrees that the Executive will not, from the Termination Date, hold himself out or expressly or impliedly represent to any third party that the Executive has the authority to speak for, represent or in any way bind the Company or the Company Group nor will the Executive conduct himself in any way which is inconsistent with having surrendered the Executive’s authority, whether in matters of the internal administration of the Company or the Company Group or externally.
13.2.    Immediately upon termination of the Executive’s employment the Executive will amend all of the Executive’s social media profiles such as LinkedIn in order to ensure that such profiles do not wrongly represent the Executive as being an employee of, or otherwise associated with, the Company or the Company Group.
14.    Resignation from Directorships and Offices
    Exhibit A - 3

The Executive will resign from all directorships and offices held by the Executive in the Company and the Company Group on such date(s) as are required by the Company and the Executive agrees to sign such resignation letters and execute such documentation as required by the Company in order to comply with the Executive’s obligations under this Clause 14.
15.    Announcements
The Executive will co-operate with the Company in agreeing the terms and timing of any oral and written announcements regarding the termination of the Executive’s employment, which the Company requires to be communicated to employees, customers, clients, suppliers and any other Persons as required by the Company.
16.    Future Assistance
On the request of the Company or the Company Group, the Executive will assist in any internal investigation, regulatory proceedings, and threatened or actual litigation where the Executive has in his possession or knowledge any facts or other matters which the Company or the Company Group reasonably considers is relevant to such investigation, proceedings or litigation (including but not limited to giving witness statements/affidavits, meeting with legal and other professional advisers and attending any hearing and giving evidence). The Executive will be reimbursed for reasonable expenses properly incurred by the Executive in giving such assistance.
17.    Handover Arrangements
In order to ensure an orderly transition, before the Termination Date the Executive will provide to the Executive’s successor/department/team, in such form as the Company may reasonably require, such information and material as the Executive’s successor/department/team could reasonably expect to receive in order to perform their duties effectively.
18.    Independent Legal Advice
18.1.    The Executive confirms that the Executive has had the opportunity to obtain such independent advice as the Executive deems appropriate in relation to the terms and effect of this Release, and in particular its effect on the Executive’s ability to pursue any claim or complaint in respect of the Executive’s employment and/or the termination thereof in contract, equity, tort, statute or at common law in any jurisdiction and that the Executive understands and accepts the full meaning, effect and implications of entering into same.
18.2.    The Executive confirms that the Executive is signing this Release voluntarily without coercion of any description and with full understanding that the Executive is releasing and compromising any and all claims and demands of every nature whatsoever that the Executive has or might have against the Company and/or the Company Group and/or each Specified Person.
19.    Entire Agreement
This Release constitutes the entire agreement between the Parties in relation to the termination of the Executive’s employment and once executed by or on behalf of both Parties, supersedes all (if any) previous arrangements and arrangements in relation thereto. The Executive acknowledges that the Executive is not entering into this Release in reliance on any representations or warranties not expressly set out herein.
20.    Counterparts and Electronic Signature
This Release may be executed in any number of counterparts and by the Parties on separate counterparts each of which when executed and delivered will constitute an original, all such counterparts together constituting but one and the same instrument. Transmission of an executed counterpart of this Release by (a) email (in PDF or other agreed format) or (b) any electronic document signing platform (including, but not limited to, DocuSign) shall take effect as delivery of an executed counterpart of this Release and shall be treated in a manner and in all respects as an original and shall be considered to have the same binding legal effect as if it were the original.
21.    Severance
21.1.    If any provision of this Release shall be found by any court, adjudicating body or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Release which shall remain in full force and effect.
    Exhibit A - 4

21.2.    If any provision of this Release is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid.
22.    Jurisdiction and Choice of Law
All disputes between the Parties arising out of or in any way relating to this Release or any other dispute between the Parties in any way connected with the subject matter of this Release shall be governed by the laws of Ireland. Furthermore, both Parties hereby submit to the exclusive jurisdiction of the Irish Courts for the purposes of any proceedings arising out of or in any way relating to this Release or any other proceedings in any way connected with the subject matter of this Release.
23.    No Admissions
This Release does not constitute an admission by the Company that the Company or the Company Group or any Specified Person has breached any law or regulation, or contractual or other obligation, or that the Executive has any claims against the Company, the Company Group or any Specified Person.
24.    Subject to Contract and Without Prejudice
This Release shall be deemed to be without prejudice and subject to contract until such time as it is signed and dated by both Parties, when it shall be treated as an open document evidencing a binding agreement.
25.    Variation
No variation of the Release will be valid unless in writing and signed in manuscript by or on behalf of each of the Parties. For the avoidance of doubt, agreements made by email shall not be valid to vary this Release.
26.    Interpretation and Definitions
26.1.    The definitions in this clause apply in this Release:
“Company Group” has the meaning ascribed to it in the Employment Agreement.
“Confidential Information” has the meaning ascribed to it in the Employment Agreement.
“Person” includes any individual person, firm, company, partnership, unincorporated association, joint venture or other legal entity.“
Specified Person” means any of the former or existing employees, directors, officers or shareholders, workers or agents (in each case, whether past or present) of the Company or the Company Group.
26.2.    References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation.

    Exhibit A - 5

SCHEDULE
1.Adoptive Leave Acts 1995 and 2005;
2.Carer's Leave Act 2001;
3.Criminal Justice Act 2011;
4.Data Protection Act 2018;
5.Employment Equality Acts 1998 to 2021
6.Employment (Miscellaneous Provisions) Act 2018;
7.Employment Permit Acts 2003 to 2020;
8.European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003;
9.Industrial Relations Acts 1946 to 2019;
10.Maternity Protection Acts 1994 and 2004;
11.Minimum Notice and Terms of Employment Acts 1973 to 2005;
12.National Minimum Wage Acts 2000 and 2015;
13.Organisation of Working Time Act 1997;
14.Paternity Leave and Benefit Act 2016;
15.Parental Leave Acts 1998 to 2019;
16.Payment of Wages Act 1991;
17.Pensions Acts 1990 to 2018;
18.Protection of Employees (Fixed-Term Work) Act 2003;
19.Protection of Employees (Part Time Work) Act 2001;
20.Protection of Employment Acts 1977 to 2014;
21.Protection of Employees (Temporary Agency Work) Act 2012;
22.Protection of Employment (Exceptional Collective Redundancies and Related Matters) Act 2007;
23.Protection of Young Persons (Employment) Act 1996;
24.Protected Disclosures Act 2014;
25.Redundancy Payments Acts 1967 to 2022;
26.Safety, Health and Welfare at Work Acts 2005 to 2014;
27.Terms of Employment (Information) Acts 1994 to 2014;
28.Unfair Dismissals Acts 1977 to 2015;
29.Workplace Relations Act 2015;
30.Workplace Relations (Miscellaneous Provisions) Act 2021;
and all other legislation relating to employment and its termination or pursuant to any amendment of any of the foregoing statutory provisions or otherwise.
IN WITNESS whereof the Parties have executed this Release in the manner hereinafter appearing the day and year written below.
    Schedule – Page 1

Signed for and on behalf of ______________________________
EMPLOYER ENTITY NAME
Dated the day of

Signed by EXECUTIVE NAME	__________________________________
in the presence
Signature of Witnes
Name of Witnes
Dated the day of

    Schedule – Page 2

Exhibit B
EXECUTIVE FINANCIAL RECOUPMENT PROGRAM (“Recoupment Policy”)

AMENDMENT NUMBER ONE TO
FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDMENT NUMBER ONE (this “Amendment”) is entered into on March 10, 2026 and serves to amend the First Amended and Restated Employment Agreement entered into by and between Mallinckrodt Pharmaceuticals Ireland Ltd., an Irish limited liability company, or any successor thereto (the “Company”), and Paul O’Neill (the “Executive” and, together with the Company, the “Parties”), on February 28, 2024 (the “Agreement”). All capitalized terms not defined herein shall have the meaning set forth in the Agreement.
WHEREAS, the Parties have previously entered into the Agreement to set forth the terms and conditions of Executive’s employment with the Company;
WHEREAS, the Parties desire to amend the Agreement in the manner specified herein.
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows.
1.A new part (d) shall be added to the end of the third sentence of Section 6.6 of the Agreement, which shall read as follows:
“(d) a material diminution in Executive’s position, responsibilities, duties or authorities.”
2.Section 7.2(a) of the Agreement shall be amended and restated in its entirety, which shall read as follows:
“(a) an amount equal to the product of (i) the sum of the Executive’s Base Salary and Target Bonus (in each case, not taking into account, for this and other severance provisions, reductions which would constitute Good Reason or were otherwise made in the prior six (6) months) multiplied by (ii) 1.5, net of deductions and tax withholdings, as applicable (the “Cash Severance”), payable in a lump sum on the first regular payroll date following the effective date of the Release (as defined below). The Cash Severance shall be inclusive of any statutory redundancy payment if/where applicable;”
3.The Parties hereto acknowledge and agree that the Agreement, as amended by this Amendment, shall remain in full force and effect and, except as specifically stated herein, is otherwise unmodified and that this Amendment does not alter, amend, modify or affect any other agreement between the Parties. Any reference in the Agreement to “this Agreement” shall be deemed to mean “the Agreement as amended by this Amendment.”

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment to the Agreement as of the date written above.
MALLINCKRODT PHARMACEUTICALS IRELAND LTD.
By: /s/ Christiana Stamoulis
Name: Christiana Stamoulis
Title: Director
PAUL O’NEILL

By: /s/ Paul O’Neill